Exhibit 10.1

CONFIDENTIAL

RETIREMENT TRANSITION AGREEMENT

This Retirement Transition Agreement (“Agreement”) is made between CH2M HILL Companies, Ltd. (“CH2M HILL”) and Nancy R. Tuor (“Mrs. Tuor”) to outline the terms and conditions of Mrs. Tuor’s retirement transition from CH2M HILL. CH2M HILL together with its subsidiaries and affiliated corporations, joint ventures, and businesses are sometimes referred to collectively in this Agreement as “CH2M HILL.”

In consideration of the promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and intending to be legally bound, the parties hereby agree as follows:

1.            Assignment to “Flex” Employment Status. Effective as of March 3, 2012 (the “Flex Assignment Date”), CH2M HILL shall assign Mrs. Tuor to a Flex employment status for the period commencing on the Flex Assignment Date and terminating on or before September 1, 2012 unless otherwise subsequently agreed by the parties (“Retirement Transition Period”).

2.            Compensation and Benefits. In consideration of the covenants and agreements set forth in this Agreement, CH2M HILL will provide to Mrs. Tuor the following compensation, all of which is discretionary, less all tax and other applicable withholdings, including those prescribed by the IRS, if any, for supplemental income.

2.1                           Hourly Rate. Your rate of pay will be $144.23 per hour. You will receive overtime pay in accordance with federal/state law.

2.2                           Stock Options. During the Retirement Transition Period, all unvested stock options held by Mrs. Tuor, as of the Flex Assignment date will continue to vest in accordance with the terms of the relevant Stock Grant Agreements and will not be forfeited as of Mrs. Tuor’s retirement date, as provided in those agreements.  All options, vested as of the Flex Assignment Date and during the Retirement Transition Period, may be exercised by Mrs. Tuor at any time during the Retirement Transition Period and for 90 days following the termination of the Retirement Transition Period. All options that are unvested at the end of the Retirement Transition Period shall terminate.

2.3                           Cash in Lieu of Unvested Stock Options. Mrs. Tuor will receive a payment at the end o f the Retirement Transition Period equal to the fair market value of her unvested stock options as of the August 31, 2012.

2.4                           Restricted Stock. All restricted stock grants held by Mrs. Tuor, as of the Flex Assignment Date, will continue to be in effect despite Mrs. Tuor’s retirement from CH2M HILL. All restrictions on Mrs. Tuor’s outstanding restricted stock grants shall lapse at the end of the Retirement Transition Period and become fully vested on that date.

2.5                           SERRP. The Flex Assignment Date has been determined to constitute a Separation from Service within the meaning of the CH2M HILL Supplemental Executive Retirement and Retention Plan (“SERRP”) and Section 409A of the Internal Revenue Code.  Mrs. Tuor will be eligible to receive the vested balance of her SERRP benefit payable to her based on her distribution election that has been made and is on file per the SERRP. The amount is estimated to be approximately $378,764.00. In addition to her vested balance, the Compensation Committee of the CH2M HILL Board of Directors has approved the full vesting and payment of the unvested balance under the SERRP. The unvested balance is made up of the account balance as of Friday March 2, 2012 which is

TUOR WAIVER AND GENERAL RELEASE AGREEMENT

02/2012

$1,172,225.00 plus the planned contributions to be made to Mrs. Tuor’s SERRP through calendar year 2012 which is equal to $342.588 for a total estimated unvested balance of $1,514,813.00.  The payments under the SERRP outlined above will be made in accordance with the distribution election on file for Mrs. Tuor and will be made no sooner than her retirement date under the SERRP which in no event will be sooner than 6 months and one day after the end of the Retirement Transition Period. The Compensation Committee of the CH2M HILL Board of Directors also approved an additional retirement top off benefit estimated to be $928,515.00. This cash payment will be made to Mrs. Tuor in a lump sum less applicable taxes on or about April 25, 2013 or Mrs. Tuor’s 65th birthday.

2.6                          Financial Planning and Tax Consulting. Mrs. Tuor will continue to receive services from Ayco for financial planning and tax consulting services through 2013.

2.7                           Executive Physical Program. Mrs. Tuor will continue to be eligible for participation in the Executive Physical Program through calendar year 2012.

2               In consideration of the Compensation set forth in Paragraph 2, Subparagraphs 2.2 to 2.6, together with the covenants, agreements and releases set forth herein, Mrs. Tuor hereby releases and forever discharges CH2M HILL Companies, Ltd., together with its affiliated companies, subsidiaries, and Employee Benefit Plans and its respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (individually and collectively “Releasees”) from any and all liabilities, causes of action, torts, debts, claims and demands, in statuory law, common law and/or in equity, known or unknown, fixed or contingent, which Mrs. Tuor has, may have or claims or claimed to have, based upon or in any way related to Mrs. Tuor’s employment with CH2M HILL, arising up to and including the execution date of this Agreement.  This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act, and the Genetic Information Nondisclosure Act of 2008. Mrs. Tuor acknowledges and agrees that this Agreement is all-encompassing and universal and that no controversy remains or any basis for any action, claim, relief, lawsuit, charge or complaint against any or all of the Releasees exists after the execution of this Agreement. For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by CH2M HILL or any Releasee. Notwithstanding the proceeding, this release shall not preclude an action to enforce benefits in which the Employee has become or will become vested under ERISA as contemplated by this Agreement.

3               Legal Review; Sophisticated Parties; No changes.  Mrs. Tuor and CH2M HILL acknowledge that this Agreement sets forth the entire understanding between them. Neither party has relied upon any representation or statement with respect to subject matter hereof, written or oral, not set forth in this Agreement. This Agreement may not be changed orally, but only by a specific written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party.

Mrs. Tuor, by signing below, acknowledges that CH2M HILL has encouraged her to review the legal effect and implications of this Agreement with an attorney and carefully and thoroughly review the Agreement prior to signing. As a senior executive and a sophisticated financially savvy party, Mrs. Tuor acknowledges that she reviewed this Agreement and understands its terms and conditions.

5.            Unenforceability. In the event a particular provision of the Agreement is declared invalid or unenforceable, the remaining provisions of the Agreement will continue in full force and effect. This Agreement shall be construed in all respects as if such invalid unenforceable provisions were omitted.

6.            Governing Law; Dispute Resolution and Venue. The Parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties agree that all disputes with respect to this agreement shall be resolved through courts of competent jurisdiction located in the State of Colorado.

7.            Waivers. Except as otherwise set forth herein, the waiver by either party of any right under this Agreement or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.            Effectiveness of the Agreement. The Agreement shall be effective as of the day that it is signed by John Madia, on behalf of CH2M HILL, and Mrs. Tuor on her own behalf. To the extent that parties sign this Agreement on different dates, the latest date of the two signatures shall be the effective date.

IN WITNESSETH WHEREOF, the parties have executed this Agreement as provided below.

CH2M HILL Companies, Ltd.		Nancy R. Tuor*

By:	/s/ John Madia	/s/ Nancy R.Tuor
Sr. VP and Chief HR Officer

Date:	6 March 2012	Date:	8 March 2012

* Mrs. Tuor acknowledges that she has read and understands this Agreement, that she signs it freely and voluntarily and after reasonable opportunity to consult with an attorney of her own choosing.